Exhibit 99.1

Response Biomedical Corp. Announces New Chairman of the Board

VANCOUVER, B.C., August 28, 2014 – Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCBB: RPBIF) is pleased to announce that Lewis J. “Lew” Shuster has been appointed Chairman of its board of directors (the “Board”). Dr. Peter A. Thompson, the outgoing Chairman, will remain on the Board.

“Lew brings more than three decades of global life science company executive and board leadership experience to Response. He has made valuable contributions since joining the Response Board in 2011, including chairing multiple board committees as the lead independent director,” stated Dr. Thompson.

“All of us associated with Response appreciate Dr. Thompson’s extensive contributions to the Company since he joined the Response Board in 2010, including serving as the interim CEO during part of 2011 and 2012,” noted Mr. Shuster. “We respect his need to devote additional time now to his expanded OrbiMed responsibilities since becoming a Private Equity Partner at OrbiMed last year and helping to build several new biotech companies.”

Mr. Shuster joined the Board as a director and chairman of the Audit Committee in June 2011. Currently, he is the Chief Executive Officer of Shuster Capital. From 2003 to 2007 he served as CEO of Kemia Inc., a drug discovery and development company. He had previously held executive positions with Invitrogen Corporation, including Chief Operating Officer. From 1994 through to 1999, while at Pharmacopeia, Inc., Mr. Shuster served as the firm’s Chief Financial Officer and later as COO of Pharmacopeia Labs. Mr. Shuster also served as EVP, Finance and Operations at Human Genome Sciences from 1992 to 1994. Prior to this, he served as EVP and then CEO of Microbiological Associates from 1986 until 1992, where he led a successful turnaround of a failing leveraged buyout and built a profitable biological testing service business today known as BioReliance. He presently serves as a board member and Audit Committee Chairman for Cleave Biosciences Inc. as well as HTG Molecular Diagnostics, Inc. He also serves as a board member of TissueNetix Inc., Active Motif Inc. and Mast Therapeutics, Inc. (NYSE MKT: MSTX)

About Response Biomedical Corp.

Response develops, manufactures and markets rapid onsite diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® Platform consists of a reader and single use disposable test cartridges and has the potential to be adapted to any other medical and nonmedical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism and infectious diseases. In the nonclinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid onsite detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

For more information please contact.

Response Biomedical Corp.:

W.J. (Bill) Adams, 604 456 6010

Chief Financial Officer

ir@responsebio.com